Exhibit 5.1

OPINION OF NANCI PRADO, IFF’S DEPUTY GENERAL COUNSEL

June 19, 2018

International Flavors & Fragrances Inc.

521 West 57th Street

New York, New York 10019

Re:	International Flavors & Fragrances Inc. Registration Statement on Form S-4

Ladies and Gentlemen:

I am Deputy General Counsel of International Flavors & Fragrances Inc., a New York corporation (“IFF”), and have acted as counsel for IFF in connection with the registration statement on Form S-4 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “SEC”) on the date hereof under the Securities Act of 1933, as amended (the “Act”) and the registration by IFF of shares of common stock, par value $0.125 per share, of IFF (“common stock”) in connection with the merger (the “Merger”) of Icon Newco Ltd. (“Merger Sub”) with and into Frutarom Industries Ltd. (“Frutarom”) with Frutarom continuing as the surviving company and a wholly owned subsidiary of IFF. The Merger is being effected pursuant to the Agreement and Plan of Merger, dated as of May 7, 2018 (the “Merger Agreement”), by and among IFF, Merger Sub, and Frutarom.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”).

In connection with this opinion, I have examined originals or copies, certified or otherwise identified to my satisfaction, of (i) the Registration Statement; (ii) the certificate of incorporation of IFF, as amended to date and currently in effect; (iii) the bylaws of IFF, as amended to date and currently in effect; (iv) the Merger Agreement; and (v) certain resolutions of the Board of Directors of IFF relating to the approval of the Merger Agreement and the transactions contemplated thereby, including the delivery of the shares of common stock, and certain related matters. I have also examined originals or copies, certified or otherwise identified to my satisfaction, of such records of IFF and such agreements, certificates of public officials, certificates of officers or other representatives of IFF and others, and such other documents, certificates and records as I have deemed necessary or appropriate as a basis for the opinion set forth herein.

In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, conformed or photostatic copies and the authenticity of the originals of such documents. In making my examination of executed documents, I have assumed that the parties thereto, other than IFF, its directors and officers, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinion expressed herein which I have not independently established or verified, I have relied upon oral or written statements and representations of officers and other representatives of IFF and others.

This opinion is limited to the Business Corporation Law of the State of New York, and I express no opinion with respect to any other laws.

For purposes of this opinion, I have assumed that prior to the delivery of any shares of common stock in connection with the Merger: (i) the Registration Statement, as finally amended, will have become effective under the Act; (ii) the Merger contemplated by the Merger Agreement will have been consummated in accordance with the Merger Agreement; and (iii) the shares of common stock will have been registered by the transfer agent and registrar for the shares of common stock. Based upon and subject to the foregoing, I am of the opinion that the shares of common stock, when delivered in accordance with the terms and conditions of the Merger Agreement, will be validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement. I also consent to the inclusion of my name under the caption “Validity of Common Shares” in the Registration Statement. In giving this consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC.

Very truly yours,

/s/ Nanci Prado
Nanci Prado
Deputy General Counsel